Exhibit 99.1

Egalet Accelerates Development of Abuse-Deterrent Morphine Egalet-001 and Plans to File New Drug Application in the Fourth Quarter

—Reports positive study results for Egalet-001 15 mg and 30 mg demonstrating bioequivalence to MS Contin—

—Egalet to host a conference call today at 9:00 AM ET—

Wayne, Penn. — March 11, 2015 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”) today announced plans to file a new drug application (NDA) by the end of 2015 for Egalet-001, an abuse-deterrent, extended-release, oral morphine product in development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. The U.S. Food and Drug Administration (FDA) provided feedback supportive of Egalet’s revised investigational plan designed to demonstrate bioequivalence (BE) of Egalet-001 to MS Contin.

In addition, the company announced positive top-line results from a recently completed pivotal study (Study 067-EG-012) that demonstrated bioequivalence of Egalet-001 15 mg and 30 mg dosage strengths to MS Contin. Egalet will initiate a pivotal 60 mg BE study which also will assess the effect of food on Egalet-001 by the end of this month.

“Based on the FDA’s response to our revised investigational plan, and the latest results from Study 067-EG-012, which demonstrated bioequivalence of 15 mg and 30 mg dosage strengths of Egalet-001 to MS Contin, we are well positioned to pursue a BE path for our abuse-deterrent morphine product candidate,” said Jeffrey Dayno, MD, chief medical officer at Egalet. “We will initiate a pivotal 60 mg BE study this month as part of our plan to file an NDA for Egalet-001 in late 2015.”

Study 067-EG-012 was a randomized, open-label, three period cross-over study that evaluated the BE of Egalet-001 30 mg compared to MS Contin 30 mg and of two Egalet-001 15 mg tablets compared to one MS Contin 30 mg tablet in 63 healthy subjects. The primary objective of the study was to demonstrate BE of Egalet-001 compared to MS Contin based on the pharmacokinetic parameters of area under the curve (AUC) and maximum or peak plasma concentration (Cmax). In order to demonstrate bioequivalence as defined by the FDA, the 90% confidence interval (CI) of the ratio for both of these parameters must fall within 80% to 125% of the reference drug. Highlights from study 067-EG-012 include:

•                  Egalet-001 30 mg was bioequivalent to MS Contin 30 mg with a Cmax ratio of 98.6% (90% CI 93.9% - 103.6%) and AUC ratio of 98.3% (90% CI 96.0% - 100.7%);

•                  Two Egalet-001 15 mg tablets also demonstrated bioequivalence to one MS Contin 30 mg tablet with a Cmax ratio of 88.0% (90% CI 83.9% - 92.4%) and AUC ratio of 98.4% (90% CI 96.1% - 100.8%); and

•                  Egalet-001 was well tolerated and no serious adverse events were reported.

Developed using Egalet’s proprietary Guardian™ Technology, Egalet-001 was designed to deter all forms of abuse but primarily abuse via the route of injection—the most common method of morphine abuse. The abuse-deterrent characteristics of Egalet-001 have been demonstrated in Category 1 abuse-deterrent studies and a recently announced Category 3 oral human abuse liability (HAL) study which showed that the abuse potential of manipulated Egalet-001 taken orally was significantly lower than that for manipulated MS Contin (morphine sulfate controlled-release).

“By pursuing a BE path for Egalet-001, we hope to bring our differentiated, abuse-deterrent morphine product candidate to patients who need treatment options sooner, while deterring the potential for abuse and misuse,” said Bob Radie, president and chief executive officer of Egalet. “With our two innovative, approved pain products, OXAYDO™ and SPRIX®, and Egalet-001 targeted to be available next year, if approved, we are making substantial steps forward in executing on our mission to deliver pain relief and peace of mind to patients, physicians and our communities.”

Important Safety Information for OXAYDO™ (oxycodone HCl, USP) Tablets for oral use only - CII

OXAYDO is an immediate-release oral formulation of oxycodone HCl indicated for the management of acute and chronic moderate to severe pain where the use of an opioid analgesic is appropriate.

OXAYDO is contraindicated in patients with respiratory depression, paralytic ileus, acute or severe bronchial asthma or hypercarbia, or known hypersensitivity to oxycodone or any components of the product.

Respiratory depression is the primary risk of OXAYDO and it must be used with extreme caution in patients with chronic obstructive pulmonary disease or cor pulmonale, in patients with decreased respiratory reserve, hypoxia, hypercapnia or pre-existing respiratory depression.

OXAYDO contains oxycodone HCl, an opioid agonist and a Schedule II controlled substance. Such drugs are sought by drug abusers and people with addiction disorders. OXAYDO can be abused in a manner similar to other opioid agonists, legal or illicit. This should be considered when prescribing or dispensing in situations where there is concern about an increased risk of misuse or abuse. OXAYDO may be abused by crushing, chewing, snorting or injecting the product and these practices pose a significant risk to the abuser that could result in overdose and death.

Patients receiving central nervous system depressants concomitantly with OXAYDO may exhibit an additive central nervous system depression.  When such combined therapy is contemplated, the dose of one or both agents should be reduced. Patients should not consume alcoholic beverages, or any medications containing alcohol while taking OXAYDO.

OXAYDO may cause severe hypotension in patients whose ability to maintain blood pressure has been compromised. OXAYDO may produce orthostatic hypotension in ambulatory patients. OXAYDO must be administered with caution in patients in circulatory shock.

Serious adverse reactions that may be associated with OXAYDO include: respiratory depression, respiratory arrest, circulatory depression, cardiac arrest, hypotension and/or shock. The most common adverse reactions are nausea, constipation, vomiting, headache, pruritus, insomnia, dizziness, asthenia and somnolence.

In opioid naïve patients, start dosing OXAYDO with five to 15 mg every four to six hours as needed for pain.  OXAYDO should not be given to anyone other than the individual for whom it was prescribed. Keep OXAYDO in a locked cabinet, drawer or medicine safe so that it will not be stolen.

Please see full prescribing information for OXAYDO at www.oxaydo.com.

Important Safety Information for SPRIX® (ketorolac tromethamine) Nasal Spray

SPRIX® is a non-steroidal anti-inflammatory drug (NSAID) indicated in adult patients for the short-term (up to 5 days) management of moderate to moderately severe pain that requires analgesia at the opioid level.  Do not exceed a total combined duration of use of SPRIX and other ketorolac formulations (IM/IV or oral) of 5 days. SPRIX is not indicated for use in pediatric patients or for minor or chronic painful conditions.

SPRIX is contraindicated as follows: in patients with peptic ulcer disease or a history of GI bleeding; in patients with suspected or confirmed cerebrovascular bleeding, hemorrhagic diathesis, incomplete hemostasis, or at high risk of bleeding; for the treatment of peri-operative pain in the setting of coronary artery bypass graft (CABG) surgery; in patients with advanced renal impairment and those at risk for renal failure due to volume depletion; use as a prophylactic analgesic before any surgery; use in labor and delivery; use in patients with a history of asthma, urticaria, or other allergic-type reactions after taking aspirin or other NSAIDs; and, known hypersensitivity to ketorolac, aspirin, other NSAIDs or EDTA.

SPRIX should be used with caution in patients with a prior history of ulcer disease or GI bleeding, coagulation disorders, in patients taking diuretics or ACE inhibitors, or those with compromised cardiac function.  NSAIDs can cause serious anaphylactoid reactions and serious dermatologic adverse reactions; SPRIX should be discontinued immediately in patients with allergic reactions or skin reactions.

The most common adverse reactions (incidence > 2%) in patients treated with SPRIX and occurring at a rate at least twice that of placebo are nasal discomfort, rhinalgia, increased lacrimation, throat irritation, oliguria, rash, bradycardia, decreased urine output, increased ALT and/or AST, hypertension, and rhinitis.

SPRIX is not an inhaled product. SPRIX nasal spray should be discarded within 24 hours of taking the first dose, even if the bottle still contains some medication.

Please see full prescribing information for SPRIX at www.sprix.com.

Conference Call Information

Egalet’s management will host a conference call to discuss Egalet-001 development plan:

Date:	March 11, 2015

Time:	9:00 a.m. EDT

Webcast (live and archive):	http://egalet.investorroom.com/eventsandwebcasts

Dial-in numbers: Replay dial-in numbers:	1-888-346-2615 (domestic) 1-412-902-4253 (international) 1-877-344-7529 (domestic) 1-412-317-0088 (international) Conference Number: 10062100

About Egalet

Egalet, a fully integrated commercial specialty pharmaceutical company, is focused on developing, manufacturing and marketing innovative pain treatments. The Company has two approved products: OXAYDO (oxycodone HCI, USP) tablets for oral use only -CII, the first and only approved immediate-release oxycodone product formulated to deter abuse via snorting, for the management of acute and chronic moderate to severe pain where an opioid is appropriate, and SPRIX® (ketorolac tromethamine) Nasal Spray, a non-steroidal anti-inflammatory drug (NSAID), indicated in adult patients for the short-term (up to five days) management of moderate to moderately severe pain that requires analgesia at the opioid level. In addition, using Egalet’s proprietary Guardian™ Technology, the Company is developing a pipeline of clinical-stage, opioid-based product candidates that are specifically designed to deter abuse by physical and chemical manipulation. The lead programs, Egalet-001, an abuse-deterrent, extended-release, oral morphine formulation, and Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation, are in late-stage clinical development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. Egalet’s Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. Full prescribing information for OXAYDO and SPRIX and additional information on Egalet can be found at www.egalet.com.

Safe Harbor

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks.  Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of our clinical trials; our ability to obtain regulatory approval of our product candidates; competitive factors; general market conditions; and other risks factors described in Egalet’s filings with the United States Securities and Exchange Commission. Egalet assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Investor and Media Contact:
E. Blair Clark-Schoeb
Senior Vice President, Communications

Email: bcs@egalet.com
Tel: 917-432-9275